Exhibit 5.1

Maslon LLP Office Dial: 612.672.8200

www.maslon.com

January 21, 2021

Predictive Oncology Inc.
2915 Commers Drive, Suite 900
Eagan, Minnesota 55121

Re: Issuance of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Predictive Oncology Inc., a Delaware corporation (the "Company"), in connection with (i) the issuance and sale of an aggregate of 2,200,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and (b) warrants to purchase 1,100,000 shares of Common Stock (the “Warrants”). The Common Stock is included in a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on December 20, 2019 (File No. 333-234073), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and a prospectus supplement dated January 19, 2020 filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus”). The resale of the shares underlying the Warrants is expected to be registered on a separate registration statement at a future date. The shares of Common Stock and Warrants are being sold pursuant to a Securities Purchase Agreement dated January 19, 2021 (the “Purchase Agreement”) by and between the Company and certain purchasers.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, including the exhibits thereto, the Purchase Agreement, the Certificate of Incorporation and Bylaws of the Company, each as amended to date, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for purposes of rendering the opinions set forth herein. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Purchase Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and nonassessable.

Predictive Oncology Inc.
January 21, 2021

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of Shares.

The opinions expressed herein are limited to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon only by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

MASLON LLP